Exhibit 23.1


                Consent of Independent Public Accountants


As independent public accountants, we hereby consent to the incorporation of our report included and incorporated by reference in this Form 10-K/A, into the company's previously filed Form S-8 Registration Statements, File Numbers, 033-65256, 033-65254, 033-65890, 333-07735, 333-46791, 333-46795, 333-46797, and 333-46809.
It should be noted that we have not audited any financial statements of the Company subsequent to April 30, 1999 or performed any audit procedures on any financial statements of the Company subsequent to the April 30, 1999 financial statements and subsequent to date of our report.




WEAVER & MARTIN, LLC


Kansas City, Missouri,
August 4, 2000